EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

200 SOUTH WACKER DRIVE, SUITE 4000

CHICAGO, IL 60606-5821

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

THIRD QUARTER RESULTS

CHICAGO, November 11 — Continental Materials Corporation (AMEX; CUO) today reported net income of $1,038,000, 65 cents per diluted share for its third quarter, on sales of $36,415,000 and approximately 100,000 fewer shares outstanding compared to the prior year’s quarter.  In the prior year’s quarter, net income was $586,000, 34 cents per diluted share on sales of $30,900,000.

Both the construction materials and the heating and air conditioning segments reported increases in sales.  Despite a cement shortage in the Colorado ready mix concrete market during the month of September, sales improved due to higher volumes of concrete sold and price increases in response to higher cement and fuel costs.  Pricing in the Denver metropolitan market has improved.  However, the increase in concrete prices were substantially equal to the higher cost of cement, aggregates and fuel.  The Denver ready mix concrete market remains very competitive.  Volumes improved largely as a result of increased construction activity along the Front Range of Colorado.  The decline in sales at McKinney Door and Hardware during the second quarter of 2005 compared to the second quarter of 2004 was more than made up for during the third quarter of 2005.  The sales of this company’s products can vary significantly from month-to-month reflecting the acceleration or deferral of delivery by McKinney’s customers due to construction schedules.  In the heating and air conditioning segment, increased sales were reported for evaporative coolers and fan coils while furnaces reported a small decline due to warm weather during the current quarter which is the early part of their season. The increases represent increased volumes for evaporative coolers and fan coils and price increases for all products reflecting the pass through of increased steel costs.

Operating income for the 2005 quarter improved primarily due to the increased profit at McKinney Door and Hardware resulting from the higher sales and improved margins on the furnace product line as sales prices in 2005 recovered the increase in steel prices that began during the second quarter of 2004.

The effective income tax rate for the 2005 third quarter was reduced by the reversal of certain tax contingency reserves due to the closure of income tax audits during the quarter.

For the first nine months of 2005, net income was $1,695,000, $1.03 per diluted share.  In the prior year, the company reported net income of $1,062,000, 62 cents per diluted share.

Consolidated sales for the nine-month period increased $11,721,000 to $104,445,000.  Sales in the construction materials segment improved for the reasons noted above as well as milder weather in Colorado during the first quarter of 2005 as compared to the 2004 period.  The heating and air conditioning segment reported an increase in sales primarily due to the improved sales of the third quarter, noted above.

The improved operating results for the nine-month period ended October 1, 2005 over the prior year period was primarily due to the improved volumes of the construction materials segment.  Partially offsetting the construction materials results was a decline in the operating results reported by the heating and air conditioning segment which resulted from narrower margins in the evaporative cooler and fan coil lines combined with costs incurred related to the replacement of the general manager at Williams Furnace Co., including severance pay.

FORWARD LOOKING STATEMENTS — Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 1, 2005 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Sales	$36,415,000	$30,900,000	$104,445,000	$92,724,000

Operating income	1,552,000	1,011,000	2,516,000	2,062,000

Interest expense, net	(225,000)	(154,000)	(515,000)	(465,000)

Other income	37,000	59,000	107,000	63,000

Income before income taxes	1,364,000	916,000	2,108,000	1,660,000

Provision for income taxes	326,000	330,000	413,000	598,000

Net income	$1,038,000	$586,000	$1,695,000	$1,062,000

Basic earnings per share	$.66	$.35	$1.06	$.63
Average shares outstanding	1,563,000	1,663,000	1,601,000	1,690,000

Diluted earnings per share	$.65	$.34	$1.03	$.62
Average shares outstanding	1,596,000	1,699,000	1,643,000	1,726,000